Exhibit 10.3

CONFIDENTIALITY, INVENTION ASSIGNMENT,
NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Confidentiality, Invention Assignment, Non-Competition and Non-Solicitation Agreement (“Agreement”) is entered into by and between W.W. Grainger, Inc. (the “Company”) and you as an individual (“Employee” or “Participant”).

WHEREAS, the Company desires to employ Employee or continue to employ Employee and Employee desires to be employed or remain employed by the Company;

WHEREAS, as an employee of the Company, Employee will be exposed to and develop a familiarity with, and expertise in, the operations and business of the Company including, but not limited to, Confidential Information (as defined below) and protected relationships of the Company;

WHEREAS, the Company and Employee desire to enter into this Agreement in consideration of the Company’s grant of Restricted Stock Units and/or Performance Stock Units to Employee pursuant to the W.W. Grainger, Inc. 2022 Incentive Plan and the Restricted Stock Unit Agreement and/or the Performance Stock Unit Agreement.

In consideration of the foregoing and of the mutual covenants and agreements herein contained and for other good and reasonable consideration, the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Company and Employee hereby agree as follows:

1.Consideration. Employee enters into this Agreement in exchange for receipt of the Restricted Stock Unit (RSU) grant award and/or Performance Stock Unit (PSU) grant award (“Award”) pursuant to the W.W. Grainger, Inc. 2022 Incentive Plan (the “Plan”) and the Restricted Stock Unit Agreement and/or Performance Stock Unit Agreement. Employee further enters into this Agreement in exchange for the provision and/or continued provision of Confidential Information (as defined below) to Employee as part of Employee’s employment with the Company. Employee and the Company hereby stipulate that this Agreement is supported by full and adequate consideration.

2.No Alteration of At-Will Employment. This Agreement shall not be construed to create or imply a contract of employment for any fixed or certain period of time. Employee understands that the status of Employee’s employment is “at will,” which means that Employee may voluntarily leave the employ of the Company at any time, for any reason or no reason (with or without cause), and conversely may be terminated by the Company at any time with or without cause or reason or notice. Subject to the limitations in Section 3(f), while employed by the Company, Employee will remain loyal to the Company and will not knowingly engage in conduct that would violate Company policy, nor will Employee engage in conduct that creates a conflict of interest such as engaging in competition with the Company or helping others do so.

3.Non-Disclosure of Confidential Information. Employee hereby acknowledges that during the course of Employee’s employment by the Company, Employee will learn or develop Confidential Information (as defined below) in trust and confidence. Employee acknowledges that unauthorized disclosure or use of Confidential Information, other than in the discharge of Employee’s duties, will cause the Company irreparable harm. In order to protect these legitimate interests of the Company, Employee agrees to the following terms hereof:

(a)For purposes of this Agreement, the term “Confidential Information” means the Company’s pricing systems, product profit margins, customer information (including contacts, lists, and preferences), business plans, marketing, purchasing information, sales information, strategies or techniques, distribution systems and networks, manufacturing methods, supplier information (including identity and contract arrangements), product content, product mix, product formulations, product research and development efforts, software, inventions, non-public financial information, information about Grainger employees (other than about Employee), non-public work projects, e-Commerce systems, information from or about the Company’s customers or other third parties that the Company’s customers expressly wish, and/or may reasonably expect, to be kept confidential, communications between employees of Grainger and the Grainger Legal department, Human Resources department, and/or Grainger’s external legal counsel, and communications between Grainger and any third parties relating to non-public information. The term “Confidential Information” also includes any information to which Employee had access by reason of Employee’s employment with the Company and which meets the definition of “trade secret” set forth in the Illinois Trade Secrets Act, 765 ILCS 1065/1, et seq., and/or the Defend Trade Secrets Act, 18 U.S.C. §1839 or any analogous federal, state or local law (“Company Trade Secrets”). Employee acknowledges and agrees to ask the Company for clarification about what constitutes Confidential Information if, at any time, Employee is uncertain about whether any particular information is intended to be protected hereunder. The term Confidential Information shall not include any information which Employee establishes by a preponderance of evidence: (i) was publicly known or made generally available by the Company prior to the time of disclosure to Employee; or (ii) becomes publicly known or made generally available by the Company after disclosure to Employee through no wrongful action or inaction of Employee.

(b)At all times during Employee’s employment and for a period of five (5) years thereafter, Employee will use Confidential Information exclusively on behalf of the Company and, except in the normal and proper course of employment, will not, directly or indirectly through another person or entity or by assisting others, disclose such information in any manner or use such information for Employee’s benefit or on behalf of any other person or entity. Notwithstanding the foregoing, Employee will not, at any time, in any manner or for any purpose other than a purpose expressly permitted by law, directly or indirectly, divulge or disclose, use, transmit, copy, create, access or retain any Company Trade Secrets.

(c)Employee will not copy, duplicate or reproduce, or allow others to copy, duplicate or reproduce, any Confidential Information for any purpose other than for use by or on behalf of the Company.

(d)Employee will comply with all Company policies, procedures and practices pertaining to Confidential Information and will take all commercially reasonable steps to protect and maintain the secrecy thereof.

(e)If Employee is requested, becomes legally compelled or is otherwise required by law to make any disclosure that is prohibited by this Section, Employee will promptly notify the Company no later than fourteen (14) days prior to such disclosure so that the Company may seek a protective order or other appropriate remedy if the Company deems such protection or remedy necessary under the circumstances. Subject to the foregoing, Employee may furnish only that portion of Confidential Information that Employee is legally compelled or required by law to disclose.

(f)Nothing in this Section precludes Employee from disclosing truthful information regarding the Company in confidence to a federal, state or local governmental, regulatory or administrative agency or to an attorney concerning a suspected violation of law. Nor may Employee be held criminally or civilly liable under any federal or state trade secrets law for any disclosure of Confidential Information (i) made in confidence to a federal, state or local governmental, regulatory or administrative agency, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) set forth in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and provided Employee does not otherwise disclose such information except pursuant to court order. Nothing in this Agreement prohibits Employee from making truthful statements or disclosures about any alleged unlawful employment practice, including, but not limited to, discrimination, harassment or retaliation.

4.Non-Competition. Except as otherwise provided in Addendum A to this Agreement, Employee shall not, at any time during Employee’s employment with the Company, and for twelve (12) months thereafter (“Restricted Period”), regardless of the reasons for Employee’s termination, directly or by assisting others become employed by, work for or otherwise provide services to or on behalf of a Competitive Business (as defined below), in any territory in which the Employee worked or serviced on behalf of the Company or for which Employee had any responsibility for Grainger’s conduct of business therein to the extent such employment, work or services involve duties that are the same as or substantially similar to those business activities or services Employee performed or supervised on behalf of the Company during the twenty-four (24) month period prior to the end of Employee’s employment, but in no cases broader than the

United States. “Competitive Business” means the sale or provision of any good or service sold by or provided by the Company during Employee’s employment with the Company, which currently includes the sale and distribution of maintenance, repair and operating products and services, industrial products, and other products as well as technical support and inventory management services. Competitive Business includes, but is not limited to, the companies identified in Addendum B to this Agreement. Notwithstanding, nothing herein will prohibit Employee from being a passive owner of not more than 1% of the outstanding stock of any class of a corporation which is publicly traded, so long as Employee has no active participation in the business of such corporation.

5.Customer Non-Solicitation. Except as otherwise provided in Addendum A to this Agreement, Employee shall not, during the Restricted Period, regardless of the reasons for Employee’s termination, directly, or indirectly through another person or entity or by assisting others, solicit, call upon, or contact any Restricted Customer (as defined below) or Restricted Prospective Customer (as defined below) for the purpose of engaging in a Competitive Business Activity (as defined below), nor otherwise divert, interfere with, or attempt to divert or interfere with, the Company’s business relationship with any Restricted Customer or Restricted Prospective Customer. “Restricted Customer” means each and every customer with whom or with which the Company has conducted business within the twenty-four (24) month period preceding termination of Employee’s employment and with whom Employee, during such twenty-four (24) month period, had business-related contact or about which Employee acquired Confidential Information by virtue of Employee’s employment relationship with the Company. “Restricted Prospective Customer” means each and every prospective customer targeted by the Company for business at any time during the final six (6) months of Employee’s employment and with whom during such time Employee actively solicited on behalf of the Company through a written proposal or formal presentation/meeting or about which Employee acquired Confidential Information; provided that a prospective customer with whom the Company has not conducted business within the six (6) month period following the end of Employee’s employment shall not constitute a Restricted Prospective Customer. “Competitive Business Activity” means the sale or provision of any good or service sold by or provided by the Company during Employee’s employment with the Company including, including, but not limited to, sale and distribution of maintenance, repair and operating products and services, industrial products, and other products as well as technical support and inventory management services.

6.Employee/Contractor Non-Solicitation. Except as otherwise provided in Addendum A to this Agreement, Employee shall not, during the Restricted Period, regardless of the reasons for Employee’s termination, directly, or indirectly through another person or entity or by assisting others, solicit, induce or encourage any Restricted Person (as defined below) to terminate or reduce such Restricted Person’s employment or other association with the Company, or otherwise interfere with the faithful discharge by such Restricted Person of any employment, contractual and/or fiduciary obligations to serve the Company’s best interests and those of its customers. “Restricted Person” means each and every person employed or otherwise engaged by the Company, including independent contractors, vendors, consultants or suppliers within the twelve (12) month period preceding termination of Employee’s employment and with whom Employee, during such period, had supervisory responsibility or work-related contact, or about whom Employee acquired Confidential Information relating to compensation, benefits, performance evaluations or services.

7.Assignment of Intellectual Property.

(a)The term “Inventions” means: (i) contributions and inventions, discoveries, creations, developments, improvements, works of authorship and ideas (whether or not they are patentable or copyrightable) of any kind that are or were conceived, created, developed or reduced to practice by Employee, alone or with others, while employed by the Company, except as to Excluded Information (as defined below), and any derivative works thereof; and (ii) any and all patents, patent applications, copyrights, trade secrets, trademarks, domain names and other intellectual property rights, worldwide, with respect to any of the foregoing, except as to the intellectual property rights in any Excluded Information (as defined below).

(b)Excluded Inventions. For the avoidance of doubt, the term “Inventions” does not include any invention that Employee develops (or has developed) entirely on Employee’s own time without using the Company’s equipment, supplies, facilities or trade secret information, except for those inventions that either (i) relate at the time of conception or reduction to practice of such invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company or (ii) result from any work performed by Employee for the Company.

(c)Duty to Disclose. Employee hereby confirms that Employee has and will continue to promptly disclose all Inventions, in full detail, to persons authorized by the Company. Employee hereby confirms that Employee has not and will not disclose any Invention to anyone other than persons authorized by the Company without the Company’s express prior written instruction to do so.

(d)Works Made for Hire. All of Employee’s work product for the Company, including all Inventions, will be and are the sole and exclusive property of the Company. All portions of the Inventions which constitute copyrightable subject matter will be considered “works made for hire” as that term is defined in the U.S. Copyright Act, 17 U.S.C. § 101, as amended.

(e)Assignment of Intellectual Property. In the event any worldwide rights, title or interest in and to the Inventions (or any portion thereof) do not vest automatically in and with the Company, Employee hereby irrevocably assigns, conveys and otherwise transfers to the Company, and its respective successors and assigns, any and all such worldwide rights, title and interests in and to the Inventions, including all rights to claim priority to the Inventions and all rights to pursue damages, injunctive relief and other remedies for past and future infringement of intellectual property rights. Employee will promptly perform, without further compensation, all actions reasonably requested by the Company during or after Employee’s employment with the Company to establish, confirm and perfect the Company’s sole and exclusive ownership of the Inventions (including but not limited to executing assignments, consents, powers of attorney, applications and other documents or instruments). If Employee for any reason refuses or is unable or unavailable to execute such documents or instruments, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact to execute and file any such documents and instruments with the same legal force and effect as if executed by Employee. In the event of any dispute, arbitration or litigation concerning whether an invention, discovery, creation, development, improvement, work of authorship, idea or other intellectual property right is the property of the Company (including but not limited to whether such is Company Intellectual Property), such will be presumed the property of the Company and Employee will bear the burden of establishing otherwise.

(f)Moral Rights. Any assignment of Inventions hereunder includes an assignment of all moral rights, including, but not limited to, any right of paternity, integrity, disclosure, withdrawal, and any other similar rights recognized by the laws of any jurisdiction or country (collectively, “Moral Rights”) which Employee may have therein. To the extent such Moral Rights cannot be assigned to the Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, Employee hereby waives and agrees never to assert against the Company, its licensees, successors and assigns, any Moral Rights which Employee may have or may ever be deemed to have in the Inventions.

(g)Assistance. Employee agrees to assist the Company, upon reasonable notice and at the Company’s expense during and after the term of this Agreement, to secure and protect the Company’s rights, title and interests in and to the Inventions.

(h)Burden of Proof. In the event of any dispute, arbitration or litigation concerning whether an invention, discovery, creation, development, improvement, work of authorship or idea is the property of the Company, such will be presumed the property of the Company and Employee will bear the burden of establishing otherwise.

(i)Incorporation of Third Party Materials and Open Source Code. Employee agrees that Employee will not incorporate any third party materials into any Inventions except as authorized by the Company in writing. Without limiting the generality of the foregoing, Employee agrees that Employee will not incorporate into any Company software or otherwise deliver to the Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing or distribution of any source code owned or licensed by Company except as may be authorized by the Company in writing.

8.Reasonableness of Restrictions and Remedies. Employee agrees that the terms of Sections 3 through 7 of this Agreement are intended to protect and preserve legitimate business interests of the Company and are reasonable and necessary. It is further agreed that any breach of Sections 3 through 7 of this Agreement may render irreparable harm to the Company. Except as otherwise provided in Addendum A to this Agreement, in the event of a breach or threatened breach by Employee, Employee acknowledges and agrees that the Company’s remedies at law may be inadequate and that the Company shall be entitled to injunctive and other equitable relief against any threatened or continued breach of this Agreement by Employee without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach or posting a bond and without liability should relief be denied, modified or vacated. In the event a court of competent jurisdiction determines that any provision of this Agreement is excessively broad, it is expressly agreed that this Agreement shall be construed so that the remaining provisions hereof shall not be affected by any such determination, but shall remain in full force and effect, and any such overbroad provision(s) shall be deemed, without further action on the part of any party, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction. Further, a court of competent jurisdiction may modify any such overbroad provision to the extent necessary to make the provision enforceable according to applicable law and enforce the provision as modified. Except as otherwise provided in Addendum A, the Restricted Period shall be tolled during any period of violation of any of the covenants in Sections 4 through 6 of this Agreement and during any other period required for litigation during which the Company seeks to enforce such covenants against Employee if it is ultimately determined that Employee was in breach of such covenants.

9.Prior Agreements. Employee hereby represents that, except to the extent disclosed in writing to the Company, Employee is not bound by the terms of any agreement with any previous employer or other party that would in any way restrict Employee’s performance of services on behalf of the Company (including, for example, any non-disclosure, non-competition or non-solicitation restrictions) or limit Employee’s ability to assign any Invention to the Company as provided in Paragraph 7 above. Employee further represents that Employee’s performance of all of the terms of this Agreement and Employee’s duties as an employee of the Company do not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Employee in confidence or in trust prior to Employee’s employment with the Company, and Employee will not disclose to the Company, or use on its behalf, any confidential or proprietary information or material belonging to any previous employer or any other person or entity.

10.Return of Company Property. Upon termination of employment with the Company for any reason, Employee shall return to the Company all keys, telephone calling cards, cellular telephones, computers, printers, access cards and other Company property and equipment. Employee shall also return originals and all copies of all business records and other documents, including Confidential Information (including information stored on computer hard drives, flash or thumb drives, or any other medium), relating to the Company in Employee’s possession, custody or control, other than documents relating solely to Employee’s own compensation or benefits. Employee agrees to refrain from accessing any Company records or other documents stored on any personal computer hard drive, tablet, smartphone, electronic data storage device, email or other web-based data storage account or service after termination of employment with the Company and shall inform the Company of all such media, and shall make available to the Company for inspection any personal computer, electronic storage media and devices and/or personal phone so that the Company may take any necessary steps to permanently delete and erase any Confidential Information from said devices.

11.Miscellaneous:

(a)Governing Law, Venue and Jurisdiction. This Agreement shall be governed by and construed in accordance with the substantive laws of the state of Employee’s primary place of employment with the Company. Addendum A sets forth certain state-specific modifications to this Agreement that are incorporated herein by reference and made part hereof to the extent the law of any such state may apply to provisions of this Agreement. Except as otherwise provided in Addendum A to this Agreement, Employee hereby consents to venue in the state and federal courts located in Illinois for any enforcement action or other litigation arising out of or relating to this Agreement. Employee hereby consents to such courts’ exercise of jurisdiction over Employee and waives any argument concerning improper or inconvenient forum.

(b)WAIVER OF JURY TRIAL. AS TO DISPUTES RELATING TO ANY MATTERS THAT ARE COVERED BY THIS AGREEMENT, WHETHER BASED ON CONTRACT, TORT OR OTHERWISE, EACH PARTY HERETO DOES HEREBY WAIVE ANY AND ALL RIGHTS IT MAY HAVE TO A JURY TRIAL AND DOES HEREBY AGREE NOT TO REQUEST A JURY TRIAL. THIS PROVISION SHALL SURVIVE TERMINATION OR EXPIRATION OF THIS AGREEMENT AND/OR TERMINATION OF EMPLOYEE’S EMPLOYMENT.

(c)Entire Agreement. Except as otherwise stated herein, as well as any written Company policies, this Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and replaces and supersedes as of the date hereof any and all prior agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may only be modified by an amendment in writing executed by the parties hereto.

(d)Binding Effect. This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors in interest and assigns of the respective parties.

(e)Assignment. This Agreement is not assignable by Employee. This Agreement is assignable by the Company without Employee’s consent.

(f)Severability. In the event that any provision of this Agreement is deemed to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction for any reason, the remaining provisions shall continue to be valid and enforceable.

(g)Employee Review. Employee acknowledges that Employee has been provided a copy of this Agreement and been provided with at least fourteen (14) days to review this Agreement, although Employee may voluntarily elect to sign it sooner, and is advised to consult with an attorney before doing so. Employee has read all provisions contained herein and fully understands their meaning. Employee further acknowledges that the restrictions and obligations in this Agreement are legally binding and hereby affirms that Employee shall fully comply therewith.

(h)Effective Date. This Agreement shall be effective as of the date Employee electronically accepts the Award on the Morgan Stanley AT WORK platform.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer and the Employee acknowledges and agrees that by clicking on the box next to this Agreement in the section “Read and Acknowledge Award Documents” on the screen titled “Award Acceptance,” the Employee expressly agrees to be bound by the terms and conditions of this Agreement, and agrees that Employee’s electronic signature or electronic acceptance of this Agreement and/or the Award constitute the sole and exclusive means of executing this Agreement.

W.W. GRAINGER, INC.

/s/ D.G. Macpherson
Name: D.G. Macpherson
Title: Chairman & Chief Executive Officer

Addendum A
State-Specific Laws

Addendum A supplements the Agreement and is incorporated into and made a part thereof.

1.California. If your primary place of employment with the Company is located in California, the following terms shall apply to the interpretation of this Agreement and supersede any conflicting terms:

No provision in this Agreement requires Employee to assign any of Employee’s rights, title or interest to an invention if that invention qualifies for exclusion under California Labor Code § 2870 et seq., which states that any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on the employee’s own time without using the employer’s equipment, supplies or facilities, or trade secret information, except for those inventions that either (1) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer, or (2) result from any work performed by the employee for the employer.

Sections 4 through 6 and 11(a) of the Agreement shall not apply to Employee and are hereby void or otherwise waived.

2.Colorado. If Employee’s primary place of employment with the Company is located in Colorado, the following terms shall apply to the interpretation of this Agreement and supersede any conflicting terms:

Section 4 of the Agreement shall not apply and is hereby void or otherwise waived if Employee does not earn, as of the Effective Date and at the time of separation of employment from the Company, an amount of annualized cash compensation equivalent to or greater than the threshold amount for highly compensated workers, as determined by the Division of Labor Standards and Statistics in the Colorado Department of Labor and Employment.

Sections 5 and 6 of the Agreement shall not apply and are hereby void or otherwise waived if Employee does not (i) earn, as of the Effective Date and at the time of separation of employment from the Company, an amount of annualized cash compensation equivalent to or greater than sixty percent (60%) of the threshold amount for highly compensated workers, as determined by the Division of Labor Standards and Statistics in the Colorado Department of Labor and Employment, and/or (ii) have access to Company Trade Secrets by virtue of employment.

For purposes of the foregoing paragraphs, the parties agree that the restrictions and obligations in Sections 4 through 6, as applicable, shall be deemed entered into as of the date Employee’s actual or expected annualized rate of earnings reaches the respective thresholds set forth above. The parties further agree that Employee’s continued employment, continued access to Confidential Information and Company Trade Secrets, dealings on behalf of the Company with Restricted Customers and Restricted Persons and other consideration set forth in this Agreement constitute adequate consideration for the restrictions set forth in Sections 4 through 6 of the Agreement.

Employee acknowledges that Employee will learn and have access to and use of Company Trade Secrets by virtue of employment and that the provisions in Sections 4 through 6 of this Agreement are for the protection of Company Trade Secrets and no broader than reasonably necessary to protect the Company’s legitimate interest in protecting its trade secrets.

Section 11(a) of the Agreement shall not apply to Employee and is hereby void or otherwise waived.

Employee hereby acknowledges that Employee has been provided a copy of this Agreement at least fourteen (14) calendar days before commencement of employment with the Company or at a subsequent time with at least fourteen (14) calendar days to review the Agreement, and is hereby advised to consult with an attorney before signing the Agreement. Nothing herein prevents Employee from voluntarily electing to sign the Agreement prior to expiration of such 14-day period.

3.Delaware, Kansas, New Jersey, North Carolina. If Employee’s primary place of employment with the Company is located in any of these states, the following terms shall apply to the interpretation of this Agreement and supersede any conflicting terms:

No provision in this Agreement requires Employee to assign any of Employee’s rights to an invention if that invention qualifies for exclusion under Delaware Code, Title 19 § 805, Kansas Statutes § 44–130, New Jersey Statutes § 34:B-265 or North Carolina General Statutes § 66-57.1, as applicable, which state that any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer shall not apply to an invention that the employee developed entirely on the employee’s own time without using the employer’s equipment, supplies or facilities, or trade secret information, except for those inventions that (1) relate to the employer’s business or actual or demonstrably anticipated research or development, or (2) result from any work performed by the employee for the employer.

4.District of Columbia. If Employee’s primary place of employment with the Company is located in the District of Columbia, the following terms shall apply to the interpretation of this Agreement and supersede any conflicting terms:

Section 4 of the Agreement shall not apply to Employee and is hereby void or otherwise waived unless Employee is a highly compensated employee as determined by the D.C. Non-Compete Clarification Act of 2022.

The District of Columbia’s Ban on Non-Compete Agreements Amendment Act of 2020 limits the use of non-compete agreements. It allows employers to request non-compete agreements from highly compensated employees, as that term is defined in the Ban on Non-Compete Agreements Amendment Act of 2020, under certain conditions. Employee may or may not be a highly compensated employee. For more information about the Ban on Non-Compete Agreements Amendment Act of 2020, contact the District of Columbia Department of Employment Services.

Employee hereby acknowledges that Employee has been provided a copy of this Agreement at least fourteen (14) calendar days before commencement of employment with the Company or at a subsequent time with at least fourteen (14) calendar days to review the Agreement, and is hereby advised to consult with an attorney before signing the Agreement. Nothing herein prevents Employee from voluntarily electing to sign the Agreement prior to expiration of such 14-day period.

5.Florida. If Employee’s primary place of employment with the Company is located in Florida, the following term shall apply to the interpretation of this Agreement and supersede any conflicting terms:

The waiver of bond or other security provision in Section 8 of the Agreement shall not apply to Employee and is hereby void or otherwise waived.

6.Georgia. If Employee’s primary place of employment with the Company is located in Georgia, the following terms shall apply to the interpretation of this Agreement and supersede any conflicting terms:

Section 4 of the Agreement shall not apply and is hereby void or otherwise waived unless Employee (1) customarily and regularly solicits customers or prospective customers; (2) customarily and regularly engages in making sales or obtaining orders or contracts for products or services to be performed by others; (3) performs the following duties: (A) management responsibility; (B) customarily and regularly directs the work of two (2) or more other employees;  and (C) has the authority to hire or fire other employees or have particular weight given to suggestions and recommendations as to the hiring, firing, advancement, promotion or any other change of status of other employees;  or (4) performs the duties of a key employee or of a professional.

Section 8 of the Agreement shall only apply to permit tolling during the legal proceedings.

7.Hawaii. If Employee’s primary place of employment with the Company is located in Hawaii, the following term shall apply to the interpretation of this Agreement and supersede any conflicting terms:

Sections 4 through 6 of the Agreement shall not apply to Employee and are hereby void or otherwise waived to the extent the Company is a technology business in accordance with Hawaii Revised Statutes § 480-4(d).

8.Idaho. If Employee’s primary place of employment with the Company is located in Idaho, the following term shall apply to the interpretation of this Agreement and supersede any conflicting terms:

Section 4 of the Agreement shall not apply and is hereby void or otherwise waived unless Employee, by reason of the Company’s investment of time, money, trust, exposure to the public or exposure to technologies, intellectual property, business plans, business processes and methods of operation, customers, vendors or other business relationships during the course of employment, has gained a high level of inside knowledge, influence, credibility, notoriety, fame, reputation or public persona as a representative or spokesperson of the Company and, as a result, has the ability to harm or threaten the Company’s legitimate business interests.

9.Illinois. If Employee’s primary place of employment with the Company is located in Illinois, the following terms shall apply to the interpretation of this Agreement and supersede any conflicting terms:

No provision in this Agreement requires Employee to assign any of Employee’s rights to an invention if that invention qualifies for exclusion under Illinois Revised Statutes, Chapter 765, § 1060/2, which states that a provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer does not apply to an invention for which no equipment, supplies or facilities, or trade secret information of the employer, was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

Section 4 of the Agreement shall not apply to Employee and is hereby void or otherwise waived if Employee’s actual or expected annualized rate of earnings from the Company does not exceed $75,000 per year, which amount shall increase to $80,000 per year beginning on January 1, 2027, $85,000 per year beginning on January 1, 2032 and $90,000 per year beginning on January 1, 2037.

Sections 5 and 6 of the Agreement shall not apply to Employee and are hereby void or otherwise waived if Employee’s actual or expected annualized rate of earnings from the Company does not exceed $45,000 per year, which amount shall increase to $47,500 per year beginning on January 1, 2027, $50,000 per year beginning on January 1, 2032 and $52,500 per year beginning on January 1, 2037.

Section 4 of the Agreement shall not apply and is hereby void or otherwise waived to the extent Employee’s employment with the Company is governed by a collective bargaining agreement under the Illinois Public Labor Relations Act or the Illinois Educational Labor Relations Act. Nor shall Section 4 apply and is hereby void or otherwise waived if Employee is employed by the Company in construction, unless Employee primarily performs management, engineering or architectural, design or sales functions for the Company or is a shareholder, partner or owner in any capacity of the Company’s business.

Employee hereby acknowledges that Employee has been provided a copy of this Agreement at least fourteen (14) calendar days before commencement of employment with the Company or at a subsequent time with at least fourteen (14) calendar days to review the Agreement and is hereby advised to consult with an attorney before signing the Agreement. Nothing herein prevents Employee from voluntarily electing to sign the Agreement prior to expiration of such fourteen (14) day period.

10.Louisiana. If Employee’s primary place of employment with the Company is located in Louisiana, the following terms shall apply to the interpretation of this Agreement and supersede any conflicting terms:

The restricted area for Section 4 of the Agreement means those parishes in which the Company conducts business in the State of Louisiana by maintaining offices, business facilities or operations and/or by marketing or selling products and services to customers, including:

Acadia	Iberia	St. Charles
Allen	Iberville	St. Helena
Ascension	Jackson	St. James
Assumption	Jefferson	St. John the Baptist
Avoyelles	Jefferson Davis	St. Landry
Beauregard	La Salle	St. Martin
Bienville	Lafayette	St. Mary
Bossier	Lafourche	St. Tammany
Caddo	Lincoln	Tangipahoa
Calcasieu	Livingston	Tensas
Caldwell	Madison	Terrebonne
Cameron	Morehouse	Union
Catahoula	Natchitoches	Vermilion
Claiborne	Orleans	Vernon
Concordia	Ouachita	Washington
De Soto	Plaquemines	Webster
East Baton Rouge	Pointe Coupee	West Baton Rouge
East Carroll	Rapides	West Carroll
East Feliciana	Red River	West Feliciana
Evangeline	Richland	Winn
Franklin	Sabine
Grant	St. Bernard

Employee may not circumvent the restricted area through remote, electronic or other means for purposes of Section 4.

Sections 5 and 6 of the Agreement shall apply only to prohibit the restricted activities in the restricted area set forth above.

Section 11(a) shall apply only to the extent Employee ratifies such provisions subsequent to an alleged violation of the Agreement.

11.Maine. If Employee’s primary place of employment with the Company is located in Maine, the following terms shall apply to the interpretation of this Agreement and supersede any conflicting terms:

Section 4 of the Agreement shall not apply and is hereby void or otherwise waived if Employee’s wages are at or below four hundred percent (400%) of the federal poverty level as established by the U.S. Department of Health and Human Services federal poverty guidelines.

Employee hereby acknowledges that Employee has been given advance notice prior to receiving an offer of employment that a restrictive covenant agreement is required as a condition of employment and/or has received a copy of this Agreement not less than three (3) business days before signing it to allow time to review and negotiation.

Section 4 of the Agreement shall not take effect until the later of one (1) year after commencement of Employee’s employment or six (6) months from the Effective Date.

12.Maryland. If Employee’s primary place of employment with the Company is located in Maryland, the following terms shall apply to the interpretation of this Agreement and supersede any conflicting terms:

Section 4 of the Agreement shall not apply and is hereby void or otherwise waived where the Company terminates Employee’s employment without cause unless the Company (in its sole discretion) elects to pay Employee severance or other additional consideration.

Section 4 of the Agreement shall not apply and is hereby void or otherwise waived if Employee earns less than one hundred and fifty percent (150%) of the state minimum wage (e.g., $46,800 as of January 1, 2026).

13.Massachusetts. If Employee’s primary place of employment with the Company is located in Massachusetts, the following terms shall apply to the interpretation of this Agreement and supersede any conflicting terms:

Section 4 of the Agreement shall not apply and is hereby void or otherwise waived if Employee is classified as nonexempt under the Fair Labor Standards Act, 29 U.S.C. §§ 201-219.

The consideration provided in exchange for Employee's signing of this Agreement, constitutes other mutually agreed-upon consideration under the Massachusetts Noncompetition Agreement Act (MGL c.149, § 24L) to support the non-competition restriction in Section 4 of this Agreement, in lieu of continued payment of compensation during the restricted period. Employee acknowledges and agrees that the consideration set forth in Section 1 of the Agreement constitutes adequate consideration to support the non-competition restrictions in Section 4 of this Agreement and agrees not to challenge the adequacy of said consideration.

Subject to the provision above, Section 4 of the Agreement shall not apply and is hereby void or otherwise waived where the Company terminates Employee’s employment without cause or where Employee is laid off.

The restricted area for purposes of Section 4 of the Agreement means the geographic area in which Employee, at any time during the final twenty-four (24) months of employment with the Company, provided services or had a material presence or influence on behalf of the Company. Employee may not circumvent the restricted area through remote, electronic or other means for purposes of Section 4.

Section 11(a) of the Agreement shall not apply to Employee and is hereby void or otherwise waived.

Employee hereby acknowledges that Employee has been provided a copy of the Agreement ten (10) business days prior to the acceptance of an offer of employment or, in the case of continued employment, prior to the Effective Date, and an opportunity to consult with Employee’s attorney before signing it.

14.Minnesota. If Employee’s primary place of employment with the Company is located in Minnesota, the following terms shall apply to the interpretation of this Agreement and supersede any conflicting terms:

No provision in the Agreement requires Employee to assign any of Employee’s rights, title or interest to an invention if that invention qualifies for exclusion under Minnesota Statutes § 181.78, which states that a provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer.

Sections 4 and 11(a) of the Agreement shall not apply to Employee and are hereby void or otherwise waived.

Employee hereby acknowledges that Employee has been provided a copy of this Agreement prior to the acceptance of an offer of employment or, in the case of continued employment, prior to the date of entering into the Agreement.

15.Missouri. If Employee’s primary place of employment with the Company is located in Missouri, the following term shall apply to the interpretation of this Agreement and supersede any conflicting terms:

Section 4 of the Agreement shall not apply and is hereby void or otherwise waived if Employee provides only secretarial or clerical services.

16.Nevada. If Employee’s primary place of employment with the Company is located in Nevada, the following terms shall apply to the interpretation of this Agreement and supersede any conflicting terms:

Section 4 of the Agreement shall not apply and is hereby void or otherwise waived if Employee is paid solely on an hourly wage basis, exclusive of any tips or gratuities.

Section 4 of the Agreement shall not apply and is hereby void or otherwise waived where the Company terminates Employee’s employment as a result of a reduction in force or similar restructuring unless the Company (in its sole discretion) elects to pay Employee’s salary, benefits or equivalent compensation, including, without limitation, severance pay, during the Restricted Period.

The Company is the sole owner of a patentable invention or trade secret developed by Employee as set forth in Nevada Statute § 600.500, which states that except as otherwise provided by express written agreement, an employer is the sole owner of any patentable invention or trade secret developed by his or her employee during the course and scope of the employment that relates directly to work performed during the course and scope of the employment.

17.New York. If Employee’s primary place of employment with the Company is located in New York, the following term shall apply to the interpretation of this Agreement and supersede any conflicting terms:

No provision in the Agreement requires Employee to assign any of Employee’s rights, title or interest to an invention if that invention qualifies for exclusion under New York Labor Law § 203-f, which states that a provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either: (a) relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or (b) result from any work performed by the employee for the employer.

18.New Hampshire. If Employee’s primary place of employment with the Company is located in New Hampshire, the following terms shall apply to the interpretation of this Agreement and supersede any conflicting terms:

Section 4 of the Agreement shall not apply and is hereby void or otherwise waived if Employee earns an hourly rate less than or equal to two hundred percent (200%) of the federal minimum wage.

Employee hereby acknowledges that Employee has been provided a copy of this Agreement prior to the acceptance of an offer of employment or, in the case of continued employment, prior to the Effective Date.

19.North Dakota. If Employee’s primary place of employment with the Company is located in North Dakota, the following term shall apply to the interpretation of this Agreement and supersede any conflicting terms:

Sections 4 through 6 of the Agreement shall not apply to Employee and are hereby void or otherwise waived.

20.Oklahoma. If Employee’s primary place of employment with the Company is located in Oklahoma, the following terms shall apply to the interpretation of this Agreement and supersede any conflicting terms:

Section 4 of the Agreement shall not apply to Employee and is hereby void or otherwise waived.

Section 5 of the Agreement shall not apply to prospective customers and is hereby void or otherwise waived as to prospective customers.

21.Oregon. If Employee’s primary place of employment with the Company is located in Oregon, the following terms shall apply to the interpretation of this Agreement and supersede any conflicting terms:

Employee hereby acknowledges that Employee has been given two-weeks’ notice prior to the first day of employment that a noncompetition agreement is a condition of employment.

Section 4 of the Agreement shall not apply and is hereby void or otherwise waived unless Employee is engaged in administrative, executive or professional work and: (a) performs predominantly intellectual, managerial or creative tasks; (b) exercises discretion and independent judgment; and (c) earns a salary and is paid on a salary basis.

Section 4 of the Agreement shall not apply and is hereby void or otherwise waived if the total amount of Employee’s annual gross salary and commissions, calculated on an annual basis, at the time of separation from employment does not exceed $113,241, adjusted annually for inflation pursuant to the Consumer Price Index for All Urban Consumers, West Region (All Items), as published by the Bureau of Labor Statistics of the United States Department of Labor immediately preceding the calendar year of Employee’s separation. Notwithstanding the foregoing, Section 4 shall apply if the Company agrees in writing to provide Employee for the Restricted Period the greater of: (a) compensation equal to at least fifty percent (50%) of Employee’s annual gross base salary and commissions at the time of separation from employment; or (b) fifty percent (50%) of $113,241, adjusted annually for inflation pursuant to the Consumer Price Index for All Urban Consumers, West Region (All Items), as published by the Bureau of Labor Statistics of the United States Department of Labor immediately preceding the calendar year of Employee’s separation.

22.Rhode Island. If Employee’s primary place of employment with the Company is located in Rhode Island, the following term shall apply to the interpretation of this Agreement and supersede any conflicting terms:

Section 4 of the Agreement shall not apply and is hereby void or otherwise waived if Employee is classified as nonexempt under the Fair Labor Standards Act, 29 U.S.C. §§ 201-219, or Employee’s annual earnings are not more than two hundred fifty percent (250%) of the federal poverty level as established by the U.S. Department of Health and Human Services federal poverty guidelines.

23.South Dakota. If Employee’s primary place of employment with the Company is located in South Dakota, the following term shall apply to the interpretation of this Agreement and supersede any conflicting terms:

Section 5 of the Agreement shall apply only to prohibit the restricted activity in the United States.

24.Utah. If Employee’s primary place of employment with the Company is located in Utah, the following term shall apply to the interpretation of this Agreement and supersede any conflicting terms:

No provision in this Agreement requires Employee to assign any of Employee’s rights to an invention if that invention qualifies for exclusion under Utah Code §§ 34-39-2 and 3, which state that an employment agreement between an employee and his or her employer is not enforceable against the employee to the extent that the agreement requires the employee to assign or license, or to offer to assign or license, to the employer any right or intellectual property in or to an invention that is (a) created by the employee entirely on his or her own time, and (b) not an employment invention. “Employment invention” means any invention or part thereof conceived, developed, reduced to practice, or created by an employee which is: (a) conceived, developed, reduced to practice, or created by the employee (i) within the scope of his or her employment (ii) on his or her employer’s time or (iii) with the aid, assistance, or use of any of his or her employer’s property, equipment, facilities, supplies, resources or intellectual property; (b) the result of any work, services, or duties performed by an employee for his or her employer; (c) related to the industry or trade of the employer; or (d) related to the current or demonstrably anticipated business, research, or development of the employer. “Intellectual property” means any and all patents, trade secrets, know-how, technology, confidential information, ideas, copyrights, trademarks, and service marks and any and all rights, applications, and registrations relating to them.

25.Virginia. If Employee’s primary place of employment with the Company is located in Virginia, the following terms shall apply to the interpretation of this Agreement and supersede any conflicting terms:

Section 4 of the Agreement shall not apply and is hereby void or otherwise waived if Employee’s average weekly earnings, calculated by dividing Employee’s earnings during the period of fifty-two (52) weeks immediately preceding the separation of Employee’s employment by fifty-two (52), or if Employee worked fewer than fifty-two (52) weeks, by the number of weeks that Employee was actually paid during the fifty-two (52) week period, are less than the average weekly wage of the Commonwealth as determined pursuant to the Code of Virginia § 65.2-500(B), or (ii) regardless of average weekly earnings, Employee is entitled to overtime compensation under the provisions of 29 U.S.C. § 207 for any hours worked in excess of 40 hours in any one workweek. The foregoing shall not apply if Employee’s earnings are derived, in whole or in predominant part, from sales commissions, incentives or bonuses paid to Employee by the Company.

26.Washington. If Employee’s primary place of employment with the Company is located in Washington, the following terms shall apply to the interpretation of this Agreement and supersede any conflicting terms:

No provision in this Agreement requires Employee to assign any of Employee’s rights to an invention if that invention qualifies for exclusion under Washington Revised Code § 49.44.140, which states that a provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer does not apply to an invention for which no equipment, supplies or facilities, or trade secret information of the employer, was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

Section 4 of the Agreement shall not apply and is hereby void or otherwise waived if Employee earns $123,395 or less per year and adjusted annually to account for inflation by the Washington State Department of Labor and Industries.

Section 4 of the Agreement shall not apply and is hereby void or otherwise waived where the Company terminates Employee’s employment as a result of a layoff unless the Company (in its sole discretion) elects to pay severance equivalent to Employee’s base salary for the Restricted Period less compensation earned through subsequent employment, provided that such payment is dependent upon compliance with Section 4 and does not extend to any tolling period as provided in Section 8.

The requirement of Section 4 of the Agreement shall not apply and is hereby void or otherwise waived if Employee’s earnings are less than twice the applicable state minimum hourly wage. This exception does not apply to any such additional work that raises issues of safety or interferes with the reasonable and normal scheduling expectations of the Company.

Section 5 of the Agreement shall not apply to prospective customers (including Restricted Prospective Customers) and is hereby void or otherwise waived as to prospective customers (including Restricted Prospective Customers). Employee hereby acknowledges that Employee has been provided a copy of this Agreement prior to the acceptance of an offer of employment or, in the case of continued employment, prior to the Effective Date with the understanding that this Agreement may be enforceable against Employee in the future in accordance with its terms.

Section 11(a) of the Agreement shall not apply to Employee and is hereby void or otherwise waived.

27.Wisconsin. If Employee’s primary place of employment with the Company is located in Wisconsin, the following terms shall apply to the interpretation of this Agreement and supersede any conflicting terms:

The definitions of Restricted Customer and Restricted Person in Sections 5 and 6 shall not include reference to “or about which [or whom] the Employee acquired Confidential Information by virtue of Employee’s employment relationship with the Company.”

To the extent a court of competent jurisdiction determines that the obligations set forth in Section 3 with respect to Confidential Information require a geographic area, those obligations shall be limited to the United States.

Sections 5 and 6 with respect to interference and inducement only and Section 8 with respect to tolling only shall not apply to Employee and are hereby void or otherwise waived.

28.Wyoming. If Employee’s primary place of employment with the Company is located in Wyoming, the following terms shall apply to the interpretation of this Agreement and supersede any conflicting terms:

Section 4 of the Agreement shall not apply to Employee and is hereby void or otherwise waived unless Employee has access to Company Trade Secrets and/or is executive or management personnel or an officer or employee who constitutes professional staff to executive or management personnel in accordance with W.S. 1-23-108.

Addendum B

COMPANY LISTING – 2026

Amazon.com, Inc.

Fastenal Company

Ferguson

Genuine Parts Company (includes Motion Industries)

Global Industrial / Systemax

Graybar

Home Depot (includes HD Supply and Interline Brands)

Lowe’s

McMaster-Carr Supply Company

MSC Industrial Direct Co., Inc.

Noble Supply and Logistics

Office Depot

Sonepar / Vallen

Staples, Inc.

Uline

WESCO

Wurth

Any affiliates, subsidiaries or joint ventures of the above-referenced entities shall be deemed to meet the definition of Competitive Business.